Exhibit 5(b)
March 8, 2023
Northwest Natural Gas Company
250 SW Taylor Street
Portland, Oregon 97204
Ladies and Gentlemen:
With respect to Registration Statement No. 333-258792-01 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2021 by Northwest Natural Gas Company (the “Company”), we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. The Registration Statement relates to, among other things, the offer and sale of $100,000,000 aggregate principal amount of the Company’s 5.75% Secured Medium-Term Notes, Series B due 2033 (the “Notes”), issued under the Mortgage and Deed of Trust, dated as of July 1, 1946, as amended and supplemented (the “Mortgage”), between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the “Trustee”).
Based upon the foregoing, we are of the opinion that:
1. the Company is a corporation validly existing under the laws of the State of Oregon; and
2. the Notes are legally issued and binding obligations of the Company.
For purposes of the opinions set forth above, we have assumed that the Notes have been duly authenticated, in accordance with the Mortgage, by the Trustee under the Mortgage.
We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about March 8, 2023, which will be incorporated by reference in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the States of New York and Oregon. As to all matters of Oregon law, we have relied upon an opinion of even date herewith addressed to you by MardiLyn Saathoff, Esq.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP

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